Exhibit 99.1

SELECT INCOME REIT

GOVERNANCE GUIDELINES

Adopted [                                                                                         ], 2012

The following Governance Guidelines (the “Guidelines”) have been adopted by the Board of Trustees (the “Board”) of Select Income REIT (the “Company”), with the recommendation of the Nominating and Governance Committee of the Board, to assist the Board in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level. These Guidelines are in addition to and are not intended to change or interpret any Federal or state law or regulation or the Amended and Restated Declaration of Trust, as may be further amended (the “Declaration of Trust”), or Amended and Restated Bylaws, as may be further amended (the “Bylaws”), of the Company. The Guidelines are subject to modification by the Board.

I.                                         GENERAL QUALIFICATIONS STANDARDS FOR THE BOARD

Size of the Board.

The size and composition of the Board should be appropriate for effective deliberation of issues relevant to the Company’s businesses and related interests, and shall be determined in accordance with the Declaration of Trust and the Bylaws and applicable law.

Nomination and Selection of Trustees.

The Board as a whole will be responsible for developing and approving criteria for candidates for Board membership. The Nominating and Governance Committee will be responsible for seeking candidates to become Board members, consistent with criteria approved by the Board, and for recommending candidates to the entire Board for selection for nomination as Board members. The Board as a whole will be responsible for nominating individuals for election to the Board by the shareholders and for filling vacancies on the Board that may occur between annual meetings of the shareholders, but may not nominate any individual who has not been recommended by the Nominating and Governance Committee.

Nominees for trustee will be selected on the basis of, among other criteria the Nominating and Governance Committee and the Board may determine, their integrity, experience, achievements, judgment, intelligence, competence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and likelihood that they will be able to serve on the Board for a sustained period. In connection with the selection of nominees for trustee, due consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds and experiences. The Nominating and Governance Committee will consider any recommendations made by other trustees or shareholders made in accordance with the Nominating and Governance Committee Charter and the Bylaws with respect to potential trustees.

Independence.

A majority of the trustees shall meet the New York Stock Exchange listing standards for independence and shall meet applicable independence standards of the Securities and Exchange Commission. The full Board will make affirmative determinations of the independence of each trustee. Such determinations shall be made using the standards and processes approved and adopted from time to time by the full Board. Such determinations, as well as the standards and processes applied in making them, may be disclosed to shareholders in accordance with the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission.

Limit on the Number of Other Board Memberships.

Trustees are expected to devote sufficient time to fulfill their responsibilities as trustees of the Company. Accordingly, trustees may serve on the Board of other public companies, but shall limit such service to that reasonable number of companies which would not conflict with his or her responsibilities as a trustee of the Company. No trustee who is a member of the Board’s Audit Committee shall sit on the audit committees of more than three public companies (treating all closed end investment management companies within the same fund complex as one company for these purposes) without the Board first determining that such simultaneous service would not impair the ability of such trustee to effectively serve on the Board’s Audit Committee, and the Company shall disclose any such determination in its annual proxy statement.

Trustee Term Limits.

The Board does not favor term limits, due to the valuable expertise and knowledge that experienced Board members can bring to the Company, but the Board believes that it is important to monitor overall Board performance.

II.                                     TRUSTEE RESPONSIBILITIES

The Board is elected by and accountable to the shareholders and is responsible for the strategic direction, oversight and control of the Company.  In carrying out its responsibilities, the Board will exercise sound, informed and independent business judgment.  The Board recognizes that to do so requires individual preparation by each trustee and group deliberation by the Board.  The Board’s responsibilities include both decision-making and oversight.

Among other things, the Board’s decision-making responsibilities include:

•                                          review and approval of the Company’s mission, strategies, objectives and policies, as developed by management;

•                                          the selection of nominees for Board membership (upon recommendation of the Nominating and Governance Committee);

•                                          the selection and evaluation of the Company’s President (to the extent not overseen by the Compensation Committee);

•                                          the approval of material investments or divestitures, strategic transactions, and other significant transactions that are not in the ordinary course of the Company’s business; and

•                                          the evaluation of the performance of the Board (as overseen by the Nominating and Governance Committee).

Among other things, the Board’s oversight responsibilities include monitoring:

•                                          the Company’s compliance with legal requirements (including through the Audit Committee) and ethical standards;

•                                          the performance of the Company;

•                                          the Company’s risk management function;

•                                          the development of leaders and sound succession plans;

•                                          the performance and effectiveness of the Company’s officers and its business management services provider (to the extent not overseen by the Compensation Committee); and

•                                          the Company’s financial reporting and disclosure processes and internal controls (including through the Audit Committee).

Among other things, the Board expects each trustee to:

•                                          understand the Company’s business;

•                                          regularly attend meetings of the Board and of the applicable committees and the Company’s annual meeting of shareholders;

•                                          review and understand the materials provided in advance of meetings and any other materials provided to the Board from time to time;

•                                          actively, objectively and constructively participate in meetings and the strategic decision-making process;

•                                          share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its committees; and

•                                          be reasonably available when requested to advise management on specific issues not requiring the attention of the full Board but where an individual trustee’s insights might be helpful to management.

III.                                 BOARD MEETINGS AND COMMUNICATIONS

Meetings.

The Board generally meets at least four times a year, on dates selected and upon notice as provided by the Bylaws.

Agenda.

The Managing Trustees (as such term is defined in the Bylaws) shall set the agenda for Board meetings. Committee Chairs shall set the agenda for committee meetings. Trustees and committee members may suggest agenda items and may raise other matters at meetings. Whenever reasonably possible, agenda and other information and materials that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should be distributed to the trustees prior to the meeting, in order to provide ample time for review beforehand.

Executive Sessions of Non-Management Trustees.

The non-management trustees (within the meaning of the rules of the New York Stock Exchange) generally should meet at least once each year in regularly scheduled executive sessions. In the event the non-management trustees include any trustee who is not an independent trustee (within the meaning of rules of the New York Stock Exchange), the independent trustees will, in addition, meet at least once in each year in an executive session. The presiding trustee for purposes of leading non-management trustees sessions or independent trustees sessions will be the Chair of the Audit Committee unless the non-management trustees or independent trustees, as applicable, determine otherwise.

Board and Board Member Communications with Institutional Investors and Other Stakeholders.

The Board believes that it is the responsibility of designated senior management and the Managing Trustees to speak for the Company and to establish effective communication with the Company’s various stakeholder groups, i.e., institutional investors and other shareholders, analysts, customers, labor representatives, suppliers, media, government and business partners.

Absent unusual circumstances and without the prior approval of the Board, non-management trustees should not meet or otherwise communicate with the Company’s stakeholders. If held, any meeting of the non-management trustees and the Company’s stakeholders shall be held on such conditions as the Board determines may be appropriate.

Security holders or other Company stakeholders may communicate to the non-management trustees, the Board or individual trustees via submissions through the Company’s website or toll-free hotline or written submissions. Any communications addressed to the Board, non-management trustees, individual trustees or committees of the Board shall be received by the director of internal audit, then delivered by the director of internal audit to the appropriate party or parties promptly following the receipt of such communications, and such communications shall not be screened prior to review by the appropriate party. The director of internal audit shall provide a copy of any written communications to the Audit Committee.  The Board, non-management trustees, individual trustees or committees of the Board will respond to such communications if and as appropriate and otherwise in accordance with the foregoing policy.

Trustees are subject to the confidentiality provisions of the Company’s Code of Business Conduct and Ethics and should maintain the confidentiality of all non-public Company matters and materials.

IV.                                BOARD COMMITTEES

Audit, Nominating and Governance and Compensation Committees.

The Board shall at all times have an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. These committees shall be composed entirely of independent trustees. The duties and responsibilities for each of these committees shall be outlined in committee charters which shall be approved by the Board.  Each of these committees shall operate in accordance with applicable law, its charter, and the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.  Normally, each of these standing committees will report on its meetings and activities at the next regularly scheduled meeting of the full Board.

Other Committees.

The Board may also establish such other committees as it deems appropriate and delegate to those committees any authority permitted by applicable law and the Company’s Bylaws as the Board sees fit, other than the responsibilities delegated to the existing committees in their charters or reserved to the full Board. All standing Board committees shall be chaired by independent trustees. Ad hoc pricing committees of the Board established in connection with offerings of securities will ordinarily consist of the Managing Trustees.

Assignment and Rotation of Committee Members.

The Board shall be responsible for the assignment of Board members to various standing committees. The Board shall be responsible for appointing the members to the standing committees on an annual basis. The Board may elect the chair for each committee or may delegate such election to the committee. The Board shall annually review the responsibilities and membership for each standing committee. Standing committee chairs should be rotated if rotation is likely to increase committee performance or facilitate committee work.

V.                                    TRUSTEE ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

Access to the Company’s Management.

Each trustee shall have complete access to the Company’s management and to the management of the Company’s business management services provider. Each of the Company’s management and the management of the Company’s business management services provider will make itself available to answer the trustees’ questions about the Company between meetings at reasonable times.

Independent Advisors.

The Board and Board committees may engage and consult with financial, legal, or other independent advisors as they may deem necessary, at the Company’s expense, without consulting or obtaining the approval of any officer of the Company in advance.

VI.                                TRUSTEE COMPENSATION

Each year the Board shall review the compensation paid to the members of the Board and determine the amount of trustee compensation payable in cash, and the Compensation Committee shall determine the amount of trustee compensation payable as share grants or other equity-based awards.  Trustees who are employees of the Company or any of its subsidiaries or affiliates or the Company’s business management services provider shall not receive any compensation for their services as trustees, other than share grants or other equity-based awards.

The Board believes it is important to align the interests of trustees with those of the shareholders and for trustees to hold equity ownership positions in the Company. Accordingly, the Board believes that a portion of each trustee’s compensation should be paid in shares or other forms of compensation that correlate with the market value of the Company. In determining the amount and composition of the compensation of the Company’s trustees, the compensation of trustees of other comparable enterprises, both with respect to size and industry, may be considered.

VII.                            TRUSTEE ORIENTATION AND CONTINUING EDUCATION

Trustee Orientation.

Materials and briefings are provided to new trustees, on an individual basis, to permit them to become familiar with the Company’s business, industry and governance practices.

Continuing Education.

Each trustee is expected to maintain the necessary level of expertise to perform his or her responsibilities as a trustee.  The manner by which each trustee maintains the necessary level of expertise is left to his or her discretion.  To the extent a trustee wishes to attend continuing education programs, it is the Company’s policy to reimburse the trustee for his or her expenses for attendance at that program, which would be limited to the trustee’s out of pocket costs of attendance, including program enrollment fees, travel and lodging, as appropriate.  All such expenditures must be approved in the manner provided in the Charter of the Nominating and Governance Committee.

VIII.                       MANAGEMENT AND BUSINESS MANAGEMENT SERVICES PROVIDER EVALUATION AND SUCCESSION

Evaluation of Management.

The Compensation Committee shall develop and implement an annual process for evaluating the performance of the Company’s President and Treasurer and the business management services provider.

Management Succession Planning.

The Nominating and Governance Committee should make an annual report to the Board on succession planning in the event of an emergency or the retirement, resignation or removal of the President, Treasurer, the managing trustees or the business management services provider. In the event of a succession, the entire Board will work with the Nominating and Governance Committee to nominate and evaluate potential successors.

IX.                                RELATED PERSON TRANSACTIONS

Neither the Company nor any of its subsidiaries shall enter into any transaction in which any trustee or executive officer, any member of the immediate family of any trustee or executive officer or any other related person, has or will have a direct or indirect material interest, unless that transaction has been disclosed or made known to the Board and the Board reviews, authorizes and approves or ratifies the transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum.  If there are no disinterested trustees, the transaction shall be reviewed, authorized and approved or ratified by both (1) the affirmative vote of a majority of the entire Board and (2) the affirmative vote of a majority of the Company’s Independent Trustees (as such term is defined in the Bylaws).  In determining whether to approve or ratify a transaction, the Board or disinterested trustees or Independent Trustees, as the case may be, shall act in accordance with any applicable provisions of the Declaration of Trust, and shall consider all of the relevant facts and circumstances, and shall approve only those transactions that are fair and reasonable to the Company.

The review, approval, amendment, renewal, termination, replacement or permitted expiration of the Company’s business management agreement and the Company’s property management agreement with the business management services provider, or compensation or expense reimbursement payable by the Company thereunder and requiring Independent Trustee approval as provided thereunder, shall be performed by the Compensation Committee or such other committee of the Board consisting solely of Independent Trustees as may be designated by the Board and in compliance with such agreement.

X.                                    ANNUAL PERFORMANCE EVALUATION OF THE BOARD

Self-Evaluation by the Board.

Each year, the Board will conduct a self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee shall be responsible for overseeing the process for such evaluation. The full Board will discuss the evaluation report to determine what, if any, action could improve Board and committee performance.

Evaluation of the Governance Guidelines.

The Board recognizes that these Guidelines must continue to evolve to meet the changing needs of the Company and its shareholders and changing requirements. The Board, upon the recommendations of the Nominating and Governance Committee, after reviewing and reassessing the adequacy of these Guidelines, will determine whether any changes are appropriate.

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